SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934 (Amendment No.     )

Filed by the Registrant    X

Filed by a Party other than the Registrant    ___

Check the appropriate box:

/_/  Preliminary Proxy Statement

/_/ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/_/  Definitive Additional Materials

/_/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Bausch & Lomb Incorporated
(Name of Registrant as Specified in its Charter)

Stephen A. Hellrung
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:
    Common Stock and Class B Stock

2)  Aggregate number of securities to which transaction applies:
    55,457,104

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:* N/A

4)  Proposed maximum aggregate value of transaction:  N/A

5)  Total fee paid:  $0.00

/_/  Fee paid previously with preliminary materials.

/_/ Check box if any part of this fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)  Amount previously paid:  N/A

     2)  Form, Schedule or Registration Statement No.:  N/A

     3)  Filing party:  N/A

     4)  Date filed:  N/A

*Set forth the amount on which the filing fee is calculated and state how it was determined.

	NOTICE OF
	ANNUAL MEETING
	and
	PROXY STATEMENT


	1997




































BAUSCH & LOMB
One Bausch & Lomb Place
Rochester, New York  14604

March 21, 1997





Dear Shareholder:


You are cordially invited to attend the 1997 annual meeting of shareholders to be held in San Antonio, Texas, on Tuesday, April
29, at 10:30 a.m.

In addition to discussing 1996 developments regarding the Company, shareholders will consider and act upon matters described in detail in the attached notice of meeting and proxy statement.

Regardless of your plans for attending in person, your vote is important and we would appreciate the prompt return of your signed proxy card in the enclosed envelope.

We hope you will be present at this year's meeting. If you plan to attend, please so indicate in the space provided on the enclosed proxy card.

Sincerely,



William H. Waltrip
Chairman



William M. Carpenter
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



The annual meeting of shareholders of Bausch & Lomb Incorporated will be held at the Company's facility at 5335 Castroville Road, San Antonio, Texas, on Tuesday, April 29, 1997, at 10:30 a.m. for the following purposes:

1. To elect four directors to the class whose term will expire in 2000, one director to the class whose term will expire in 1999 and one director to the class whose term will expire in 1998.

2. To ratify the appointment of Price Waterhouse LLP as independent accountants for 1997.

3. To consider such other business, including shareholder proposals, as may properly come before the meeting or any adjournment thereof.

If you wish to attend the meeting but your shares are held in the name of a broker, trust, bank or other nominee, please bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Shareholders of record at the close of business on March 14, 1997 are entitled to notice of, and to vote at, the meeting.

Shareholder attendees who are hearing-impaired should identify themselves on registration at the meeting so they may be directed to a special section where an interpreter will be available.

Shareholders are requested to sign, date and return the enclosed proxy card promptly to ensure its arrival in time for the meeting. If you plan to attend the meeting, please so indicate in the space provided on the proxy card.

The accompanying envelope will not require postage if mailed in the United States.

By Order of the Board of Directors
Stephen A. Hellrung, Secretary
March 21, 1997
Rochester, New York

PROXY STATEMENT


Solicitation and Revocation of Proxies

The enclosed proxy is solicited by authority granted by the Board of Directors of the Company on February 25, 1997. When a proxy is returned properly signed, the shares represented thereby will be voted by the proxies in accordance with the shareholder's directions. If the proxy is signed and returned without choices having been specified, the shares will be voted for the election as directors of the persons named herein, for the ratification of the appointment of Price Waterhouse LLP as independent accountants for 1997 and against the shareholder proposals described on pages 28-37. If for any reason any of the nominees for election as directors shall become unavailable for election, discretionary authority may be exercised by the proxies to vote for substitutes proposed by the Board of Directors of the Company.

A shareholder giving a proxy has the right to revoke it at any time before it is voted by filing with the Secretary of the Company a written notice of revocation, or a duly executed later-dated proxy or by requesting return of the proxy at the annual meeting of shareholders and voting in person.

Voting Rights

Only record holders of Common and Class B stock at the close of business on March 14, 1997 are entitled to notice of, and to vote at, the annual meeting of shareholders. As of March 5, 1997, the Company had outstanding 55,457,104 shares of voting stock consisting of 54,711,725 shares of Common stock and 745,379 shares of Class B stock, each entitled to one vote per share at the annual meeting of shareholders.

If a shareholder is a participant in the Bausch & Lomb Savings Plus Plan or the Dahlberg Incentive Savings Plan, the proxy represents the shares held in such Plans as well as shares registered in the shareholder's name. If a proxy representing shares in the Bausch & Lomb Plan is not returned, those shares will be voted by the trustee of the Plan in accordance with the direction of the majority of shares voted by other participants in the Plan. If a proxy representing shares in the Dahlberg Plan is not returned, those shares will be voted by the trustee of the Plan in the same proportion as those shares for which proxies have been received.

The approximate date on which the enclosed form of proxy and this proxy statement are first being sent to shareholders is March 21, 1997.

Board of Directors

The Board of Directors of the Company met seven times in 1996. Each of the directors attended 75% or more of the aggregate number of applicable Board and committee meetings held during the year, except for Mrs. Rice, who attended 72.7% of the aggregate number of applicable Board and committee meetings.

In 1996, Board members who were not employees of the Company received an annual retainer of $30,000, one half of which was paid in Company stock, and a fee of $2,000 for each Board session (including committee meetings). In addition, Board members who chair committees and are not employees of the Company receive a $3,000 annual fee. The Company does not pay director's fees to directors who are employees of the Company.

Under the 1990 Stock Incentive Plan, each year non-employee directors also receive non-qualified, fully vested options to purchase shares of Class B stock of the Company. The number of options is determined by a fixed formula set forth in the Plan, and the exercise price of all such options is determined by the market value of the Company's Common stock on the date of grant. For fiscal year 1996, each non-employee director was granted 2,721 options for Class B shares.

Committees of the Board

The Board has established four standing committees to assist it in carrying out its responsibilities: the Executive Committee, Audit Committee, Committee on Directors and Committee on
Management.

The members of the Executive Committee are Franklin E. Agnew, William Balderston III, William M. Carpenter, John R. Purcell and William H. Waltrip (Chair). This Committee met three times in 1996 and, with certain exceptions, possesses all of the authority of the full Board.

The members of the Audit Committee are Linda Johnson Rice,
Alvin W. Trivelpiece and Kenneth L. Wolfe (Chair). This Committee, comprised of non-employee directors, has responsibility for reviewing the scope and results of the independent accountants' annual examination of the Company's consolidated financial statements; reviewing the overall adequacy of internal controls with the Company's internal auditors; recommending to the Board of Directors the appointment of the independent accountants; and providing for direct communications between the Board of Directors and the independent accountants and internal auditors. The Committee met four times in 1996.

The members of the Committee on Directors are William Balderston III (Chair), John R. Purcell and Alvin W. Trivelpiece. This Committee, comprised of non-employee directors, met three times in 1996 and is responsible for making recommendations to the Board on all matters relating to directors, including compensation of directors and composition of the Board of Directors. It also considers nominees for directors, including those recommended by shareholders. The Company's By-Laws provide that shareholder submissions must include sufficient biographical information concerning the recommended individual, including age, address, employment history and board memberships, if any. Shareholder recommendations must be received at the above offices of the Company no fewer than 90 days prior to the date of the annual meeting of shareholders to be considered for nomination at such annual meeting. The By-Laws also provide that any candidate nominated must submit a signed statement to the Secretary of the Company that he or she consents to being a nominee and, if elected, intends to serve as a director. Such statement must be received by the Secretary of the Company at least 24 hours prior to the date of the annual meeting of shareholders at which the election will be conducted.

The members of the Committee on Management are Franklin E. Agnew, Ruth R. McMullin (Chair) and Kenneth L. Wolfe. This Committee, comprised of non-employee directors, has general responsibility for recommending to the Board remuneration for the chief executive officer and determining the remuneration of other officers elected by the Board; approval of payments under the Company's Executive Incentive Compensation Plan; granting options under and otherwise administering the Company's stock incentive plans; and approving and administering any other compensation plans in which officers elected by the Board are eligible to participate. The Committee also reviews and ensures that a process is in place to provide continuity and succession of officers and key employees. The Committee met five times in 1996.

In 1995, the Board of Directors appointed a Committee of Independent Directors. The Committee was formed to review certain of the Company's management and control practices. The Committee members were William Balderston III (Chair), Franklin
E. Agnew, John R. Purcell and Kenneth L. Wolfe. The Committee completed its review in April 1996 and reported to the Board that other than matters which led to the restatement of financial results described in the Company's 1995 Annual Report, the Committee found no irregularities within the scope of its review. No evidence was found that any executive officer was aware of the irregularities that led to the restatement. The Committee, therefore, has completed its work.

Election of Directors
(Proxy Item 1)

The Board of Directors currently has 11 members and, pursuant to the Company's By-Laws, is divided into three classes, for which the terms of office will expire, respectively, on the dates of the annual meeting of shareholders in 1997, 1998 and 1999. One class is elected each year to serve for three years.

The directors whose terms expire at the 1997 annual meeting of shareholders are Franklin E. Agnew, William M. Carpenter, Domenico De Sole, Jonathan S. Linen, Ruth R. McMullin and
Linda Johnson Rice. In addition, Bradford R. Boss, whose term would have expired at the 1998 annual meeting, recently retired from the Board. In accordance with the By-Laws which require that the three classes of directors be as equal in number as possible, the Board has recommended that Domenico De Sole be added to the class of directors whose term expires in 1998, and that Jonathan S. Linen be added to the class of directors whose term expires in 1999.

The Board of Directors has accordingly fixed the number of directors to be elected at the 1997 annual meeting of shareholders at six. Messrs. Agnew and Carpenter, and Mmes. McMullin and Rice are nominated to stand for re-election to serve until the 2000 annual meeting and Messrs. De Sole and Linen are nominated to stand for re-election to serve until the 1998 and 1999 annual meetings, respectively.

Directors are elected by a plurality of the votes cast by the holders of the Company's Common and Class B stock at a meeting at which a quorum of shares is represented. This means that those nominees receiving the largest number of votes cast are elected, up to the maximum number of directors to be elected at the meeting. As a result, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the election of directors, except to the extent that the failure to vote for a particular nominee may result in another nominee receiving a larger number of votes.

The names of, and certain information with respect to, the persons nominated for election as directors, as well as those directors continuing in office, are presented below.


Nominees for Election as Directors - Term Expiring 2000

[Picture of		                     	Franklin E. Agnew
Franklin E. Agnew]		               Director Since:  1982
					                              Age:  62
					                              Stock Owned: 21,234 shares
					                              (includes 16,860 options)

Principal Occupation:  Business Consultant.

General Background:    Mr. Agnew serves as a business consultant
to private industry. From 1989 until 1990, Mr. Agnew was trustee in reorganization of Sharon Steel Corporation. From 1971 until 1986, Mr. Agnew was a director of H. J. Heinz Company, a worldwide provider of processed food products and services, and from 1973 until 1986 was a group executive with responsibility for various Heinz affiliates. Mr. Agnew is a director of John Wiley & Sons, Inc. and The Prudential Insurance Company of America.

[Picture of			                      William M. Carpenter
William M. Carpenter]	              Age:  44
					                               Stock Owned: 85,169 shares
					                               (includes 57,401 options
                               					and 23,746 non-vested shares)

Principal Occupation:  President and Chief Executive Officer,
Bausch & Lomb Incorporated.

General Background:    Mr. Carpenter joined Bausch & Lomb in
March 1995 as executive vice president and global business manager - eyewear. He was named president and chief operating officer in December 1995 and chief executive officer in January 1997. From 1991 to 1994 he held several executive positions at Reckitt & Colman, Inc., the U.S. subsidiary of Reckitt & Colman, plc, during the last year of which he served as its president and chief executive officer. From 1977 to 1991, Mr. Carpenter held several executive positions with Johnson & Johnson's health care and consumer products businesses.

[Picture of			                   Ruth R. McMullin
Ruth R. McMullin]		              Director Since:  1987
                            					Age:  55
				                            	Stock Owned: 20,099 shares
					                            (includes 13,790 options)

Principal Occupation:  Business Consultant and Chairperson,
Eagle-Picher Personal Injury Settlement Trust.

General Background: Mrs. McMullin serves as a business consultant to private industry and is the chairperson of trustees and interim executive director of the Eagle-Picher Personal Injury Settlement Trust. She was a member of the faculty of the Yale School of Management as a Management Fellow from 1994 to June 1995. From 1992 to 1994 she was president and chief executive officer of the Harvard Business School Publishing Corporation. From 1990 to 1992, Mrs. McMullin was a consultant to private industry, and from 1991 to 1992 she was also acting chief executive officer of UNR Industries, Inc. and a member of that company's chairman's committee. From 1989 to 1990, Mrs. McMullin was president and chief executive officer of John Wiley & Sons, Inc., a publishing company. She joined that company as executive vice president and chief operating officer in 1987.
She is a director of Middlesex Mutual Assurance Company, UNR Industries, Inc. and Secure Technologies, Inc.


[Picture of			                   Linda Johnson Rice
Linda Johnson Rice]		            Director Since:  1990
					                            Age:  39
				                            	Stock Owned: 16,306 shares
					                            (includes 13,932 options)

Principal Occupation:  President and Chief Operating Officer,
Johnson Publishing Company, Inc.

General Background: Mrs. Rice has served since 1987 as president and chief operating officer of Johnson Publishing Company. In addition to management of the company, she oversees the editorial content of Ebony, Jet and Ebony Man magazines. She is also creative consultant for Fashion Fair Cosmetics, a division of Johnson Publishing. Mrs. Rice is a director of Kimberly-Clark Corporation and VIAD Corp.

Nominee for Election as Director - Term Expiring 1998

[Picture of			                  Domenico De Sole
Domenico De Sole]		             Director Since:  1996
				                           	Age:  53
			                           		Stock Owned:  226 shares
                           					(includes 0 options)

Principal Occupation:  President and Chief Executive Officer,
Gucci Group N.V.

General Background: Mr. De Sole has served since 1995 as president and chief executive officer of Gucci Group N.V., a designer, producer and distributor of personal luxury accessories and apparel. He joined that Company in 1984 as president and chief executive officer of Gucci America, Inc. and in 1994 was named chief operating officer of Gucci Group N.V. Mr. De Sole is an alternate director of Bacardi, Inc.


Nominee for Election as Director - Term Expiring 1999

[Picture of			                   Jonathan S. Linen
Jonathan S. Linen]		             Director Since:  1996
				                            	Age:  53
					                            Stock Owned:  1,228 shares
				                            	(includes 0 options)

Principal Occupation:  Vice Chairman, American Express Company

General Background: Mr. Linen has served since 1993 as vice chairman of American Express Company, a diversified worldwide travel and financial services company. He joined that company in 1969 and held various executive positions before being appointed president and chief executive officer of Shearson Lehman Brothers in 1989. In 1992, he was named president and chief operating officer of American Express Travel Related Services Company, Inc. Mr. Linen is chairman of the board of trustees of the National Urban League and is a member of the board of governors of the American Red Cross.


Directors Continuing in Office - Term Expiring 1998.


[Picture of			                    William Balderston III
William Balderston III]	          Director Since: 1989
					                             Age:  69
					                             Stock Owned: 17,564 shares
			                             		(includes 14,790 options)

Principal Occupation:  Retired.  Formerly Executive Vice
President, The Chase Manhattan Bank, N.A.

General Background: Mr. Balderston held various executive positions from 1966 until his retirement in 1993 with The Chase Manhattan Bank and its predecessor banks. He was elected president of Chase Lincoln First Bank in 1980, chief executive officer in 1984 and chairman in 1986. He was named executive vice president of The Chase Manhattan Bank and vice chairman of Chase Lincoln First Bank in 1991. Mr. Balderston is a director of Rochester Gas and Electric Corporation and Home Properties of New York, Inc.

[Picture of			                    Kenneth L. Wolfe
Kenneth L. Wolfe]		               Director Since:  1989
				                             	Age: 58
				                             	Stock Owned: 17,440 shares
			                             		(includes 14,790 options)

Principal Occupation:  Chairman of the Board and Chief Executive
Officer, Hershey Foods Corporation.

General Background:    Mr. Wolfe has served since 1994 as
chairman and chief executive officer of Hershey Foods Corporation, a food products manufacturing firm. He joined that firm in 1967 and held various executive positions before being appointed vice president and chief financial officer in 1981. In 1984, Mr. Wolfe was named senior vice president. From 1985 until 1993, he was president and chief operating officer. Mr. Wolfe is a director of the Hershey Trust Company and Carpenter Technology Corporation.


Directors Continuing in Office - Term Expiring 1999


[Picture of		                    	John R. Purcell
John R. Purcell]	                	Director Since:  1976
					                             Age:  65
				                             	Stock Owned: 30,162 shares
			                             		(includes 16,860 options)

Principal Occupation:  Chairman and Chief Executive Officer,
Grenadier Associates, Ltd.

General Background:     Mr. Purcell has served since 1989 as
chairman and chief executive officer of Grenadier Associates, Ltd., a venture banking firm. Since 1991, he has also served as chairman of Donnelley Marketing, Inc., a data-based direct marketing company. From 1987 until 1990, he served as chairman of Mindscape, Inc., an educational and entertainment computer software company. Mr. Purcell served from 1982 until 1986 as chairman and president of SFN Companies, Inc., a communications company. Prior to that he served as executive vice president of CBS, Inc. and as vice president, finance of Gannett Co., Inc. He is a director of Omnicom Group, Inc., Repap Enterprises Inc. and Technology Solutions Company.


[Picture of			                   Alvin W. Trivelpiece, Ph.D.
Alvin W. Trivelpiece]	           Director Since:  1989
				                            	Age:  66
					                            Stock Owned: 18,306 shares
				                            	(includes 13,932 options)

Principal Occupation: Director, Oak Ridge National Laboratory and President, Lockheed Martin Energy Research Corporation.

General Background:    Dr. Trivelpiece has served since 1989 as
director of the Oak Ridge National Laboratory, a multi-program science and energy research laboratory managed by Lockheed Martin Energy Research Corporation for the U.S. Department of Energy.
He was director of the Office of Energy Research for the U.S. Department of Energy from 1981 to 1987. From 1987 to 1989, he was the executive officer of the American Association for the Advancement of Science. He is a member of the National Academy of Engineering.

[Picture of	                  		William H. Waltrip
William H. Waltrip]		           Director Since:  1985
				                           	Age:  59
				                           	Stock Owned: 13,607 shares
			                           		(includes 11,211 options)

Principal Occupation: Chairman, Bausch & Lomb Incorporated.

General Background: Mr. Waltrip has served since January 1996 as chairman and from January 1996 to December 1996 as chief executive officer of Bausch & Lomb. He has served as chairman of Technology Solutions Company, a systems integration company, since 1993 and from 1993 until June 1995, he was chief executive officer of that company. From 1991 to 1993 he was chairman and chief executive officer of Biggers Brothers, Inc., a food service distribution company and was a consultant to private industry from 1988 to 1991. From 1985 to 1988, he served as president and chief operating officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been president, chief executive officer and a director of Purolator Courier Corporation. He is a director of Recognition Equipment, Inc., Teachers Insurance and Annuity Association and Thomas & Betts Corporation.


Security Ownership of Certain Beneficial
Owners and Management

Beneficial Owners of More than 5% of the Company's
Common Stock

                      					                            Percent of
Name and Address      					                            Outstanding
of Beneficial Owners  	      Number of Shares	         Common Stock

FMR Corp.				                8,058,848<1>			           14.71%
82 Devonshire Street
Boston, MA  02109

J.P. Morgan & Co.,		         4,157,256<2>			            7.4%
Incorporated
60 Wall Street
New York, NY  10260

Dodge & Cox Incorporated	    3,342,500<3>			            6.0%
35th Floor
One Sansome Street
San Francisco, CA 94104

Trimark Financial		          3,000,000<4>			            5.4%
  Corporation
One First Canadian Place
Suite 5600, P.O. Box 487
Toronto, Ontario M5X 1E5
Canada

<F1> Shares are as of December 31, 1996 and include 121,886
shares with respect to which there is sole power to vote and 8,058,848 shares with respect to which there is sole power of disposition.

<F2> Shares are as of December 31, 1996, and include 2,726,334 shares with respect to which there is sole power to vote; 15,070 shares with respect to which there is shared power to vote; 4,053,146 shares with respect to which there is sole power of disposition; and 48,710 shares with respect to which there is shared power of disposition.

<F3> Shares are as of February 13, 1997 and include 3,002,250 shares with respect to which there is sole power to vote; 340,250 shares with respect to which there is shared power to vote; 3,342,200 shares with respect to which there is sole power of disposition; and 300 shares with respect to which there is shared power of disposition.

<F4> Shares are as of February 5, 1997 and include 3,000,000 shares with respect to which there is sole power to vote and 3,000,000 shares with respect to which there is sole power of disposition.



Security Ownership of Management

Presented below is information concerning the amount of Company stock beneficially owned by each director and director nominee, each non-director officer named in the Summary Compensation Table appearing on page 19, and all directors and executive officers of the Company as a group. All numbers stated are as of March 5, 1997, and include beneficial ownership of shares of Common and Class B stock, which are identical with respect to dividend and liquidation rights and vote together as a single class for all purposes.

Except for Class B stock, which is transferable only in accordance with the terms of the Company's Stock Incentive Plan under which it was acquired, and except as otherwise indicated, sole voting and investment power exists with respect to all shares listed as beneficially owned. No individual named below beneficially owns more than 1% of the Company's outstanding voting stock, and the shares beneficially owned by all directors and executive officers as a group constitute 2.1% of the Company's outstanding voting stock.



Name of					                         Amount and Nature
Beneficial Owner				                 of Beneficial Ownership
Franklin E. Agnew					                  21,234 <1>
William Balderston III				              17,564 <2>
William M. Carpenter				                85,169 <3>
Domenico De Sole					                      226
James C. Foster					                    56,816 <4>
James E. Kanaley                					  119,846 <5>
Jonathan S. Linen					                   1,228
Ruth R. McMullin					                   20,099 <6>
John R. Purcell					                    30,162 <1>
Linda Johnson Rice					                 16,306 <7>
Carl E. Sassano					                    86,933 <8>
Alvin W. Trivelpiece				                18,306 <7>
William H. Waltrip					                 13,607 <9>
Kenneth L. Wolfe					                   17,440 <2>

All Directors and Officers			        1,149,737
as a group (32 persons)

<F1>		Includes 16,860 shares which may be acquired within 60
days through the exercise of stock options.

<F2>		Includes 14,790 shares which may be acquired within 60
days through the exercise of stock options.

<F3>		Includes 57,401 shares and 42 shares, respectively,
which may be acquired within 60 days through the exercise of stock options and acquired under the Savings Plus Plan, and 23,746 shares of restricted stock subject to satisfaction of certain vesting conditions.

<F4>		Includes 36,605 shares which may be acquired within 60
days through the exercise of stock options, and 7,320 shares of restricted stock subject to satisfaction of certain vesting conditions.

<F5>		Includes 83,210 shares and 3,612 shares, respectively,
which may be acquired within 60 days through the exercise of stock options and acquired under the Savings Plus Plan, and 8,080 shares of restricted stock subject to satisfaction of certain vesting conditions.

<F6>		Includes 13,790 shares which may be acquired within 60
days through the exercise of stock options.

<F7>		Includes 13,932 shares which may be acquired within 60
days through the exercise of stock options.

<F8>		Includes 46,370 shares and 3,514 shares, respectively,
which may be acquired within 60 days through the exercise of stock options and acquired under the Savings Plus Plan, and 13,948 shares of restricted stock subject to satisfaction of certain vesting conditions.

<F9>		Includes 11,211 shares which may be acquired within 60
days through the exercise of stock options.


Section 16(a) Beneficial Ownership Reporting Compliance

The Company's directors and executive officers are required to file reports with the Securities and Exchange Commission concerning their ownership of Company stock. Based on the Company's review of such reports, all reports were filed on a timely basis and there are no known failures to file by directors and executive officers during 1996.

Executive Compensation

Report of the Committee on Management

The Committee on Management of the Board of Directors, composed of three non-employee directors of the Company, is charged with overseeing executive compensation, the organizational structure of the Company, and continuity of the organization through succession planning for senior executive positions in the Company. The Committee meets at least three times a year and reviews and approves the design of executive incentive and stock plans, reviews and approves individual awards for senior officers of the Company, reviews the planning and progress of any management changes in the organization, ensures that there is a process in place for management continuity, and reviews succession plans for all officer positions and other key employees. A key function of the Committee on Management is evaluating and establishing performance criteria for the chief executive officer. William Waltrip served as interim chief executive officer for 1996. Therefore, the formal chief executive officer evaluation process was not carried out. For 1997, the Committee anticipates a performance review consistent with the framework established by the Committee in 1995 for full-time chief executive officers.

In 1996, the Committee met five times. In advance of each meeting, management reviews the agenda with the Committee Chair and, prior to the meeting, each Committee member receives a complete briefing book, which details each topic to be considered by the Committee. The Committee Chair reports to the full Board of Directors on any key actions and discussion.

Compensation Philosophy and Policy

The Executive Compensation Plan at Bausch & Lomb is designed to motivate and reward executives responsible for attaining financial and strategic objectives approved by the Board. The
Plan is also structured to attract and retain the highest caliber executives.

The Bausch & Lomb program provides a competitive level of total compensation opportunity and offers incentive and equity ownership opportunities linked to annual and long-term Company performance and to shareholder returns.

To maintain a competitive level of compensation, the Company commissions an independent consulting firm to conduct an annual survey of executive compensation in a defined group of companies. The surveyed companies were selected based on the following criteria: (i) the similarity of their product lines to those of Bausch & Lomb; (ii) the competitive market for executive talent; and (iii) the availability of compensation data provided confidentially to a third party. In 1996, Company management and the Committee on Management of the Board of Directors agreed to expand the comparator group for compensation purposes from the former health care focus to a mix of companies in health care, consumer and fashion products.

The annual survey compares Bausch & Lomb's total executive compensation opportunity to the compensation of matched jobs in the peer group of companies, based on the relative size of the company or the division which the executive leads. The study includes base compensation, annual incentives and long-term incentives, including stock-based compensation. The aggregate compensation package is targeted to pay at the 50th percentile of the peer group of companies, if performance criteria are achieved (i.e., if financial performance and stock appreciation meet expectations). This represents a change from the former target of 66th percentile. The relative financial performance of Bausch & Lomb and its peer group, together with the compensation survey results, are reviewed by the Committee at least annually.

After considering the survey data, business objectives, and compensation philosophy and strategy, the Committee determines targeted levels of base compensation, long- and short-term incentives, and stock options for the officers of the Company. In approving salary and incentive payments for individuals other than the chief executive officer, the Committee also considers recommendations made by the chief executive officer.

For fiscal years beginning in 1997, the Committee on Management and the Board of Directors approved a new incentive plan for all officers and executives (described in greater detail in the Annual Incentive Awards section below), based on a calculation of Economic Value Added. The Company does not anticipate that any officer will receive annual compensation in 1997 in excess of one million dollars; shareholder approval was therefore not required to comply with Section 162(m) of the Internal Revenue Code.

Base Pay

Base pay levels and increases for each officer take into consideration the individual's current performance, experience, the scope and complexity of his or her position within the Company and the external competitive marketplace for comparable positions at peer companies. Base pay for officers is reviewed twice each year, and generally adjusted annually. In light of 1995 financial performance, which did not meet expectations, management suggested and the Committee on Management agreed to forego annual base pay increases for most officers for 1996. Base pay increases were granted only to those who were promoted to positions of greater responsibility. In 1996, the Company's average officer base compensation was below the targeted 50th percentile of peer group officer base pay.

In December 1995, Mr. Waltrip's base pay for 1996 was set at $600,000, to reflect his role as interim chairman and chief executive officer after consideration of competitive pay for full-time, long-term chief executive officers and interim chief executive officers.

Annual Incentive Awards

In 1996, under the Company's Executive Incentive Compensation Program, corporate officers were eligible for annual incentive awards, based on a combination of corporate, individual and, for officers with operating or global business unit responsibilities, operating or global business unit performance. The bonus target for each officer is expressed as a percentage of base pay, falling within a range of 32-65%, depending upon the position, with the chief executive officer at 65%. These incentive targets are just below the 50th percentile of the peer group. They are based on a review of competitive bonus targets (also assessed annually in the survey of peer companies). The minimum payout is zero, and the maximum payout is 175% of the target payment. Mr. Waltrip, who served as interim chief executive officer, was not eligible for participation in the annual incentive plan.

For 1996, under the annual incentive plans, performance goals and objectives were established at the beginning of the year and minimum and maximum performance levels were defined. The incentive plans provide for a significant increase or reduction in incentive payments depending on whether actual performance exceeded or failed to meet specified levels. Individual's objectives included corporate, division or individual goals or some combination of these. Company goals included the following criteria and weightings: sales growth, 30%; earnings growth, 30%; return on equity, 30%; and achievement of aggregate long-term strategic goals of the operating divisions, 10%. For officers managing operating or global business units, the goals included sales growth, earnings growth, asset management, achievement of long-term, strategic goals pertinent to that business or region and an assessment of management and leadership of the operating unit or region.

Officers in operating or global business units received bonuses for 1996 based on the performance of that operating unit or region. In 1996, the Company's performance did not meet the specified performance levels under the plans. However, the Committee exercised its plan discretion for officers whose bonuses are based on combined business unit and Company performance, including Messrs. Kanaley, Sassano and Foster, to award a 25% payout of the corporate component of such bonuses to reflect the achievement of objectives which will enhance the long-term growth of the Company.

The Company also has a Supplemental Management Executive
Incentive Plan to enable recognition of unique contributions or individual performance not recognized in the annual financial results. For 1996, Mr. Carpenter received a payment under this supplemental plan using those criteria.

During 1996, management sought to identify a better measure of financial success than the sales, earnings, and management goals used in prior years. Bausch & Lomb management and the Board of Directors evaluated and approved the use of Economic Value Added ("EVA") as a tool for financial planning, measurement of financial performance, and goal setting for purposes of incentive compensation.

In general, EVA is defined as net operating profit after taxes, less a capital charge. The capital charge represents the return expected by the providers of the firm's capital and is the weighted average cost of equity and debt capital. The intent of the EVA Plan is to reward executives based on their ability to continuously improve the amount of EVA earned on behalf of shareholders. The EVA measure was selected in the belief that it closely correlates management's incentive award with shareholder expectations for financial performance.

The EVA Plan awards incentive compensation to executives based upon actual performance of the Company, or, for operating units, the actual performance of that profit center, in achieving improvement in EVA relative to established EVA targets. Improvement in EVA occurs when the ratio of: (i) net operating profit after tax to (ii) capital employed in the business, increases over time. This establishes a direct link between incentive compensation and return on capital.

The EVA bonus plan uses a "cumulative bonus bank" feature to ensure that extraordinary EVA improvements are sustained before extraordinary bonus awards are paid out.

EVA is a tool that simply, yet effectively, combines the P&L and balance sheet into one number. EVA aligns business decisions made throughout the Company with shareholder expectations that capital will be used effectively.

Long-Term Incentive Awards

The package of long-term incentives offered to officers in 1996 included stock options and stock grants. Consistent with the overall compensation philosophy, the package of long-term incentives is targeted at the 50th percentile of peer company long-term incentive awards.

Stock option awards are determined by reviewing peer group data, from which competitive multiples of pay are set for each salary grade. The percentage is multiplied by the salary midpoint and then divided by the stock price to set the number of options. The Committee may then vary the award based on factors which may include Company or individual performance.

In 1995 officers were awarded long-term performance stock grants, based on targeted, competitive levels of compensation. The grants were targeted to vest one-third each year if the Company achieved stock price hurdles of $40, $45 and $50 for 20 of 30 consecutive trading days on the New York Stock Exchange, before successive December 15ths. The first price hurdle was achieved during 1995. Further price hurdles were not achieved during 1996.

Supplemental Executive Retirement Plan

An additional key element of total compensation for Messrs. Carpenter and Kanaley is the Supplemental Executive Retirement Plan ("SERP") II. Mr. Kanaley has vested under SERP II and Mr. Carpenter is eligible to vest under SERP II. In 1985, the Company put this Plan in place, funded by life insurance to minimize the cost to the Company. This Plan was designed to provide a competitive retirement benefit (60% replacement ratio) for senior officers who forfeited accrued retirement benefits by coming to Bausch & Lomb in mid-career. Mr. Foster participates in a separate Supplemental Executive Retirement Plan established by the Company's Charles River Laboratories, Inc. subsidiary, described on page 27. All other corporate officers participate in SERP III, described on page 26. Contributions made under SERP II, SERP III and Charles River SERP Plans do not result in taxable income to the participants.

Awards Under The Stock Incentive Plan

Under the Company's 1990 Stock Incentive Plan, which was approved by the shareholders, officers of the Company are eligible to receive awards of stock options and stock grants, as approved by the Committee. Guidelines for stock options and stock grants are based on competitive survey data (as described above) in combination with an internal assessment of the scope and complexity of the executive's position. For each officer position, a target stock award is defined as a multiple of pay (the target amount for options is below the targeted percentile for aggregate compensation). That dollar amount is then divided by the current stock price to determine the number of shares.
The Committee reviews the competitiveness of the target awards annually.

In 1996, the Committee awarded options within this framework. The 1996 options will vest over three years. For Mr. Carpenter, in his role as chief operating officer, in lieu of the stock option calculation described above, the Committee on Management elected to award half of the calculated value of options (22,200 options), and a stock grant with a value equal to the other half (6,000 shares). To recognize Mr. Carpenter's promotion to the chief executive officer position, effective January 1, 1997, he was further awarded 50,001 options.

All stock options granted to date are priced at the fair market value of the underlying stock as of the date of the grant.

Stock grants may be awarded periodically to officers of the Company. In 1996, stock grants were awarded to officers to reflect promotions, a hiring package or the Company's desire to retain key executive talent.

Conclusion

Each element of the officer compensation package is reviewed by the Committee on Management to ensure that base pay and incentive opportunities are at competitive levels and to provide incentive systems reflecting strong financial performance and an alignment with shareholder interests. In summary, we believe the total compensation philosophy and compensation program serve the best interests of the shareholders.

	Committee on Management

	Ruth R. McMullin, Chair
	Franklin E. Agnew
	Kenneth L. Wolfe

Compensation Tables

The individuals named in the following tables include the Company's chief executive officer and the four other most highly compensated executive officers of the Company as of December 28, 1996.


Summary Compensation Table

ANNUAL COMPENSATION


										                                                     Other
Name										                                                 Annual
and										                                                  Compen-
Principal				                   Salary		      Bonus	           sation
Position		             Year		   ($)			        ($)		            ($) <F1>
_________		            ____		   ______		      _____	           ________

W.H. Waltrip	          1996		   $600,000		          $0	        $84,935
Chairman		             1995		    $32,350		          $0	        $49,000
and CEO	              	1994		         $0		          $0	        $48,000

W.M. Carpenter	        1996		   $400,000		    $110,000	        $32,665
President and	         1995	   	$272,708		    $175,000	        $22,089
COO

J. E. Kanaley	         1996	   	$330,000		    $114,881	        $42,497
Sr. V.P. and          	1995		   $330,000		     $56,760	        $26,855
President -	           1994		   $287,000		    $145,294	        $31,617
N. American
Vision Care

J.C. Foster	           1996		   $284,000		    $143,065	        $48,559
Sr. V.P. and          	1995		   $252,500		    $231,188	        $29,747
President and	         1994  		 $215,000		    $167,481	        $25,635
CEO - Charles
River
Laboratories, Inc.

C. E. Sassano	         1996		   $282,000		    $127,781	        $25,163
Exec V.P. and	         1995		   $282,000		    $150,306	        $26,602
President -	           1994   		$259,000		     $56,818	        $19,595
Bausch & Lomb
Vision Care




LONG TERM COMPENSATION


                  			AWARDS				                  PAYOUTS
			                  _________________________  	________       _________
                         					      Securities
		                  	Restricted     Underlying      			         All Other
			                  Stock	         Options/	    LTIP		         Compen-
			                  Award(s)	      SARs	       	Payouts	       sation
		            Year	  ($) <F2>	      (#)		        ($)		          ($) <F3>
		            ____	  ________       _______		    ________	      __________
								                                         (Cash and
								                                         Stock)


W.H. Waltrip
             	1996		       $0      	100,000			         $0            $0
             	1995		       $0         2,231	  		       $0            $0
	             1994		       $0         2,399	  		       $0           	$0

W.M. Carpenter
             	1996		 $395,063	       72,201			         $0		          $0
	             1995		 $356,250	      122,201		    $122,930		          $0

J.E. Kanaley
             	1996		       $0		      18,900	        		 $0	      $11,603
             	1995		  $41,500	       17,490		    $423,652	      $15,120
             	1994		       $0	     	  4,200	        		 $0	       $9,469

J.C. Foster
             	1996       		$0     		 18,900        			 $0		          $0
	             1995	  	$41,500	       20,988	    	$107,564		          $0
	             1994       		$0		       2,700		     $33,367		          $0

C.E. Sassano
             	1996		 $182,813	       18,900			         $0	      $12,969
	             1995		  $13,861	       13,992		    $122,930	      $10,165
	             1994  		$78,238	        3,510        			 $0	       $8,496

<F1>	The numbers reported in this column for Mr. Waltrip include
$66,605 Company aircraft travel between his out-of-state residence and the Company's offices.

<F2>	The restricted stock awards reported in this column vest,
dependent upon continued employment, as follows: Mr. Carpenter, 3,333 shares vest in 1997, 8,333 shares vest in 1998 and 6,000 shares vest in 1999; and Mr. Sassano, 2,200 shares vest in 1997 and 5,000 shares vest in 1998. Holders of restricted stock receive voting rights and dividends on the shares. At December 31, 1996 the aggregate number of shares and corresponding value of restricted stock owned by the named individuals was as follows: Mr. Carpenter, 17,666 shares valued at $618,310; Mr. Kanaley, 8,382 shares valued at $293,370; Mr. Foster, 4,450 shares valued at $155,750; Mr. Sassano, 7,200 shares valued at $252,000.

<F3>	The amounts reported in this column for 1996 consist solely
of the Company's matching contributions under its 401(k) and 401(k) excess plan.




OPTION/SAR Grants in Last Fiscal Year


Individual Grants
__________________________________________________________
            		Number of	      % of
		            Securities      Total
		            Underlying      Options/SARs
		            Options/	       Granted to       Exercise
		            SARs		          Employees	       or Base
		            Granted	        In Fiscal	       Price	       Expiration
Name		        (#)	<F2>	       Year <F3>	       ($/Sh)<F4>   Date
____		        _______	        __________       ________     __________


All
share-
holders

All
optionees	    1,253,323	      100%		           $35.8600	    During 2006<F5>
Gain to all
optionees
as a percent
of gain to
shareholders

W.H. Waltrip	   100,000	        8.46%	         $39.3750	    Jan. 18, 2006

Gain to CEO
as a percent
of gain to
shareholders

W.M. Carpenter	  22,200	        1.88%	         $35.3750	    July 31, 2006
              			50,001	        4.23%	         $36.5625	    Dec. 9, 2006

J.E. Kanaley	    18,900	        1.60%	         $35.3750	    July 31, 2006

J.C. Foster	     18,900	        1.60%	         $35.3750	    July 31, 2006

C. E. Sassano	   18,900	        1.60%	         $35.3750	    July 31, 2006


<F2>	All options granted to the named executives in 1996 vest
annually in one-third increments. All options granted to the named executives have attached to them limited Stock Appreciation Rights, which only become exercisable in the event of a change in control.

<F3>	Based on total number of options granted to employees equal
to 1,253,323.

<F4>	With the exception of the exercise price for "all
optionees" which is the average market value for all the options granted during 1996, the price reflected in this column is equal to the fair market value at date of grant.

<F5>	The expiration date for all optionees is the tenth
anniversary of the date on which the 1996 option was granted.



Potential Realizable Value at Assumed Annual
Rates of Stock Price Appreciation for Option Term <F1>

_____________________________________________________

   				                    0%		                  		 5%
               			Stock	       Dollar	      Stock	      Dollar
Name			           Price	       Gain		       Price<F6>	  Gain
____			           _____	       _____	       ________	   ______

All
share-
holders		         $35.3750	    $0		         $57.62	     $1,214,577,000<F7>

All
optionees		       $35.8600	    $0		         $58.41	        $28,262,434

Gain to all
optionees as
a percent
of gain to
shareholders								                                                 2.33%

W.H. Waltrip	    $39.3750	     $0		         $64.14	         $2,476,500

Gain to CEO
as a percent
of gain to
shareholders								                                                 0.20%

W.M. Carpenter	  $35.3750	     $0		         $57.62	           $493,839
			              $36.5625	     $0	         	$59.56	         $1,149,898

J.E. Kanaley	    $35.3750	     $0		         $57.62         	  $420,431

J.C. Foster	     $35.3750	     $0		         $57.62	           $420,431

C.E. Sassano	    $35.3750	     $0		         $57.62         	  $420,431


<F1>	There is no assurance that the value realized by an optionee will be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which cannot be predicted with a reliable degree of accuracy.

<F6>	Fair market value of stock at end of actual option term (ten years), assuming annual compounding at the stated value.

<F7>	Total dollar gains based on assumed annual rates of
appreciation and calculated on 54,600,000 outstanding shares.



Potential Realizable Value at Assumed Annual
Rates of Stock Price Appreciation for Option Term <F1>

						                          10%
				                  Stock			         Dollar
Name				              Price<F6>			     Gain
____				              ________			      _______

All
share-
holders			             $91.75			       $3,078,075,000<F7>

All
optionees			           $93.01			          $71,627,409

Gain to all
optionees as
a percent
of gain to
shareholders							                                 2.33%

W.M. Waltrip		        $102.13				          $6,275,500

Gain to CEO
as a percent
gain to
shareholders							                                 0.20%

W.M. Carpenter		       $91.75				          $1,251,525
                   				$94.83				          $2,913,433

J.E. Kanaley		         $91.75				          $1,065,488

J.C. Foster		          $91.75		          		$1,065,488

C. E. Sassano		        $91.75          				$1,065,488


<F1>	There is no assurance that the value realized by an optionee will be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which cannot be predicted with a reliable degree of accuracy.

<F6>	Fair market value of stock at end of actual option term (ten years), assuming annual compounding at the stated value.

<F7>	Total dollar gains based on assumed annual rates of
appreciation and calculated on 54,600,000 outstanding shares.


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                 				Shares Acquired		           Value
Name				             on Exercise (#)		           Realized($)<F1>
____				             _______________		           _______________

W. H. Waltrip				        0				                         $0

W. M. Carpenter			       0				                         $0

J. E. Kanaley			     6,450			                    $131,216

J. C. Foster				         0				                         $0

C. E. Sassano				        0				                         $0


<F1> Market Value of Company's Common stock at date of exercise or year-end, minus the exercise price.


Aggregated Option/SAR Exercises in Last
Fiscal Year and FY-End Option/SAR Values


                      			Number of
			                      Securities		            Value of
			                      Underlying		            Unexercised,
			                      Unexercised		           In-the-Money
			                      Options/SARs		          Options/SARs
			                      at FY-End (#)		         at FY-End ($)

                      			Exercisable/		          Exercisable/
Name			                  Unexercisable		         Unexercisable<F1>
____			                  _____________		         ________________


W.H. Waltrip	            11,211/100,000		          $3,839/$0


W.M. Carpenter	          40,735/153,667		          $6,251/$26,375

J. E. Kanaley	           83,210/37,828		         $375,448/$12,425

J.C. Foster	             36,605/37,567		          $13,885/$12,206

C.E. Sassano	            46,370/34,288		          $30,437/$12,324


<F1>	Market value of Company's Common stock at date of exercise
or year-end, minus the exercise price.

[Comparison of Five-Year Cumulative Total Shareholder Return
Table]

Graph required by 402(l) of Regulation S-K containing the data points and data set forth in the chart below.


Comparison of Five-Year Cumulative Total Shareholder Return<F1>
December 1991 through December 1996
						                                 S&P Health
						                                 Care
Date			            Bausch & Lomb	      Composite		          S&P 500
December 1991	     $100.00		           $100.00		            $100.00
December 1992	     $ 95.47		           $ 85.42		            $107.61
December 1993	     $ 91.36		           $ 79.20		            $118.41
December 1994	     $ 61.90		           $ 89.69		            $120.01
December 1995	     $ 74.28		           $141.58		            $164.95
December 1996	     $ 67.44		           $172.87		            $202.73

<F1>  Assumes $100 invested on last day of December 1991.
Dividends are reinvested quarterly.

The Standard & Poor's Health Care Composite Group consists of the following companies:
Abbott Laboratories
Allergan Incorporated
Alza Corporation
American Home Products Corporation
C. R. Bard, Inc.
Bausch & Lomb Incorporated
Baxter International Inc.
Becton Dickinson and Company
Beverly Enterprises, Inc.
Biomet, Inc.
Boston Scientific Corporation
Bristol-Myers Squibb Company
Columbia/HCA Healthcare
Guidant Corporation
Humana Inc.
Johnson & Johnson
Eli Lilly and Company
Mallinckrodt Group Inc.
Manor Care Inc.
Medtronic, Inc.
Merck & Co., Inc.
Pfizer, Inc.
Pharmacia & Upjohn Inc.
Schering-Plough Corporation
St. Jude Medical, Inc.
Tenet Healthcare Corporation
U.S. Surgical Corporation
United Healthcare Corporation
Warner-Lambert Company

Defined Benefit Retirement Plans

Under the Company's Retirement Benefits Plan, all employees of the Company and of certain subsidiaries who have reached age 21 and have at least one year of service are participants. Employees are permitted to make additional contributions as set forth in the Plan. Monthly benefits paid under the Plan are based on employee earnings as defined in the Plan, Social Security Covered Compensation, and credited years of service at the time of retirement. Noncontributing employees accrue benefits at the rate of 1.25% of their earnings up to Social Security Covered Compensation, and contributing employees additionally accrue a benefit of 1.55% of their earnings over Social Security Covered Compensation. Benefits vest after five years of service as defined in the Plan. Benefits for all years prior to 1996 are based on earnings during the five-year period 1991 through 1995. Assuming continued employment to normal retirement age, the estimated annual benefits payable upon retirement at normal retirement age for each of the eligible individuals named in the Summary Compensation Table are as follows: Messrs. Carpenter, Kanaley and Sassano, who are contributing participants, $58,886, $70,872 and $110,490, respectively.

In addition, the Company maintains a separate Retirement Benefit Restoration Plan which provides eligible employees additional retirement benefits which would otherwise be provided under the Retirement Benefits Plan but are excluded from that Plan by specific federal regulatory limitations. Mr. Sassano is a vested participant under this Plan. Assuming continued employment to normal retirement age, the estimated annual benefits payable to him from this Plan upon retirement at normal retirement age is $220,269.

Mr. Foster participates in the Charles River Laboratories, Inc. Pension Plan, which is similar to the Company's Retirement Benefits Plan described above, except that employees do not contribute to the Charles River Plan, and benefits accrue at the rate of 1.125% of the employee's final five-year average compensation. Assuming continued employment to normal retirement age, the estimated annual benefit payable upon retirement to Mr. Foster is $96,000.

The Company maintains two Supplemental Executive Retirement Plans ("SERP"), under which officers may become eligible for retirement benefits in addition to those provided under the Company's Retirement Benefits Plan. In addition, the Company's subsidiary, Charles River Laboratories, Inc., maintains a separate Supplemental Executive Retirement Plan, which is discussed below. No officer is eligible to participate in more than one Company SERP, and the officers named in the Summary Compensation Table are each participants in one of the SERPs described below. Participants who vest under SERP II will receive annual benefits, payable monthly, in an amount equal to a percentage of their final average compensation. The percentage used is a function of age at retirement: 32% at age 55, and up to 60% at age 62. For SERP III, benefits are based on a rate of 0.5% of final average compensation for each year of officer service with a limitation that total retirement benefits payable from this Plan are restricted to a maximum which, in total with benefits provided by other Company plans, does not exceed 60% of final average earnings. A limited retirement benefit also vests upon the completion of either one or five years of designated service, depending on the plan, and the plans provide for the payout of the net present value of all benefits in the event of a change in control of the Company.

Mr. Kanaley has vested under SERP II and Mr. Sassano has vested under SERP III. Mr. Carpenter is eligible to vest under SERP II. The estimated annual benefit payable at normal retirement age for Mr. Kanaley under SERP II is $417,194, to be offset by any payment made to him under the Company's Retirement Benefits Plan described above, and for Mr. Sassano under SERP III is $160,786.

Mr. Foster is fully vested in Supplemental Executive Retirement Plan maintained by Charles River Laboratories, Inc. This Plan is funded through insurance policies purchased on the participants' lives. Annual benefits under this Plan will equal a percentage of final average compensation, less amounts payable under Charles River's Pension Plan and an offset for Social Security benefits received by the participant. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. Participants vest as to 50% of the total benefit after five years of designated service, with a 10% incremental increase in vesting percentage for each year thereafter. The estimated annual benefit payable at normal retirement age under this Plan for Mr. Foster is $371,000.


Related Transactions, Employment Contracts and Termination of
Employment and Change in Control Arrangements

In connection with Class B shares purchased under the Company's Stock Incentive Plans, the Company may loan the participant an amount equal to the full amount of the purchase price of those shares, in which case the shares are deposited with the Company as collateral for the loan. The rate of interest on loans to participants is the lesser of (i) the applicable federal rates announced monthly by the Internal Revenue Service pursuant to
Section 1274(d) of the Internal Revenue Code of 1986, or (ii) 6% (if made between July 1, 1975 and June 30, 1981), or 9% (if made after June 30, 1981). To the extent applicable, the largest aggregate amount of indebtedness outstanding which exceeded $60,000 at any time since December 31, 1995 for each of the individuals named in the preceding compensation tables was as follows: Mr. Kanaley, $528,951; Mr. Foster, $179,920; and Mr. Sassano, $193,862 and all executive officers and directors as a group, $1,967,445. As of March 5, 1997 the outstanding amount of such indebtedness was as follows: Mr. Kanaley, $484,480; Mr. Foster, $178,064; and Mr. Sassano, $191,864; and all executive officers and directors as a group, $1,908,778.

The Company has entered into agreements, for an indefinite term, with all persons named in the Summary Compensation Table, except for Mr. Waltrip. Each agreement provides that, in the event of a change in control (as defined in the agreements) which is followed within three years by (i) termination of the officer's employment, (ii) a downgrading of the officer's position, or
(iii) voluntary termination under circumstances specified in the agreements, the officer will be entitled to: (a) salary and pro rata bonus then due; and (b) a lump sum separation payment equal to either two or three times annual base salary and bonus as determined under the agreements. In 1996 the Company reduced the benefits to new officers, who now will receive benefits equal to two times his or her compensation rather than three times his or her compensation. Each officer will also be entitled to a continuation of certain benefits and perquisites for up to two or three additional years as determined under the agreements. These benefits and perquisites may be reduced by corresponding benefits or perquisites provided by a subsequent employer during the period in which they are provided.


Appointment of Independent Accountants
(Proxy Item 2)

The Board of Directors has unanimously approved and voted to recommend to shareholders that Price Waterhouse LLP be appointed as independent accountants of the Company for 1997. They have been independent accountants of the Company since 1927. A representative of Price Waterhouse LLP plans to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to questions.

Other Matters
(Proxy Item 3)

1997 Shareholder Proposals

Under the Company's By-Laws, a majority of the votes cast by holders of the Company's Common and Class B stock at a meeting at which a quorum of shares is represented is required for passage of each of the following proposals. Abstentions are counted for purposes of determining the presence or absence of a quorum.
This has the effect of requiring a higher vote for passage. Broker non-votes are not counted for purposes of determining the presence or absence of a quorum and thus have no effect on the outcome of voting on these proposals. The following proposals have been submitted by shareholders for consideration and are expected to be presented at the meeting:

SHAREHOLDER PROPOSAL NUMBER (1)--ENHANCE SHAREHOLDER VALUE, HIRE
INVESTMENT BANKER TO EVALUATE SALE OR MERGER OF COMPANY

Dr. Charles Miller, 23 Park Circle, Great Neck, New York 10024, beneficial owner of 200 shares of Bausch & Lomb common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

RESOLVED, that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company.

SUPPORTING STATEMENT

In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company.

I am a co-founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

"Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital.
When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management - and themselves - to a higher standard."

I URGE YOUR SUPPORT.  VOTE FOR THIS RESOLUTION.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board of Directors and management of the Company are firmly committed to increasing shareholder value and are always willing to consider suggestions for accomplishing this goal. The Board and management regularly evaluate steps that may be taken to maximize shareholder value and, to assist them in this process, the Company periodically retains investment bankers and other third party advisers.

The Board consists of individuals familiar with the Company's business and with the industries in which the Company operates. In an effort to enhance shareholder value, the Company continually assesses acquisition prospects as well as the benefits that may be derived from selling existing businesses.
In particular, in 1996 the Company acquired Arnette Optic Illusions, a U.S. based company marketing sunglasses to the sport market, and Award plc, a manufacturer of high-water content daily disposable contact lenses. In addition, in 1996 the Company sold its dental implant business, Steri-Oss, and its Oral Care Division, which marketed the Interplak line of products.

In early 1996, the Company also announced a significant restructuring and cost saving program, the implementation of which will continue through 1998. As part of the on-going cost saving program, the Company is continuing to evaluate means to increase the Company's efficiency through, among other things, the reduction of fixed costs and a strategic restructuring of the business. Recently, the Company retained Coopers & Lybrand to aid management in the restructuring process by providing an objective, third party assessment of the organizational structure.

Regardless of the outcome of the vote on the proposal, the Board has and will continue to consider all reasonable avenues to increase shareholder value. However, the Board believes that it is in the best interests of the shareholders to allow the Board to maintain the flexibility of determining when an evaluation by an investment bank is appropriate. Therefore, for all the reasons stated above, the Board urges stockholders to reject the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION
OF THE FOREGOING SHAREHOLDER PROPOSAL.  PROXIES SOLICITED BY THE
BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE
SPECIFY IN THEIR PROXIES.


SHAREHOLDER PROPOSAL NUMBER (2)--ELIMINATE CLASSIFIED BOARD OF
DIRECTORS

Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 10024, beneficial owner of 800 shares of Bausch & Lomb common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

"RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SUPPORTING STATEMENT

The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that a Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to shareholders.

The elimination of the Company's classified board would require each new director to stand for election annually and allow the stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe that this is one of the best methods available to the stockholder to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

A classified board might also be seen as an impediment to a potential takeover of the Company's stock at a premium price. With the inability to replace the majority of the Board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

I am a founding member of the Investors Rights Association of America and I believe that the concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that the stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.


BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

At the 1985 annual meeting, the shareholders voted to amend Paragraph 5 of the Company's Certificate of Incorporation ("Certificate") to provide, among other things, for a Board of Directors divided into three classes, serving staggered three year terms. The Board stated in the proxy statement relating to that meeting its belief that the amendment would reduce the vulnerability of the Company to certain potentially abusive takeover tactics and encourage potential acquirors to negotiate with the Board. The Board also stated its belief that the amendment assures continuity and stability of the Company's management and policies, since a majority of the directors at any given time have prior experience as directors of the Company.

In the opinion of the Board, the above reasons continue to be valid and the classified Board remains in the best interests of the shareholders. In fact, over one-half of the S&P 500 corporations currently have classified boards. The classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, puts the incumbent Board in a position to act to maximize value to all shareholders. In addition, the Board does not believe that directors elected for staggered terms are any less accountable to shareholders than they would be if elected annually, since the same standards of performance apply regardless of the term of service.

A vote in favor of the proposal is only a recommendation to the Board. This advisory proposal requires only the affirmative vote of a majority of the votes cast at the annual meeting by the holders of shares represented in person or by proxy to pass. An amendment to the Certificate to eliminate the classified board would require Board approval and the affirmative vote of 80% of the shares entitled to vote. For the reasons set forth above, the Board of Directors is opposed to such an amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION
OF THE FOREGOING SHAREHOLDER PROPOSAL.  PROXIES SOLICITED BY THE
BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE
SPECIFY IN THEIR PROXIES.

SHAREHOLDER PROPOSAL NUMBER (3)--ELIMINATE FUTURE GOLDEN
PARACHUTE AGREEMENTS

Ms. Shelia Schrank, 85-10 151st Avenue, Howard Beach, New York 11414, beneficial owner of 200 shares of Bausch & Lomb common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of her proposal:

"RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

SUPPORTING STATEMENT

Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes". These contracts are awarded without shareholder approval.

The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes which exceed three times annual compensation.

Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

I am a founding member of the Investors Rights Association of America and it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.


BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

The Board of Directors believes that agreements with key executives which provide a reasonable contingent benefit in the event of a change of control of the Company that results in the elimination of the executive's job or that otherwise adversely affects him or her are consistent with sound corporate governance and serve the best interest of the shareholders. The Board of Directors believes that rather than creating a conflict of interest, such employment agreements help to align the interests of management and shareholders. By providing financial security against loss of employment following a change of control, these arrangements free management to focus on pursuing all opportunities to increase shareholder value and encourage key employees to remain with the Company in the face of potential change in control situations.

The Board of Directors further believes that change of control employment agreements are necessary and desirable to attract and retain top management talents. Requiring shareholder approval of change in control agreements would hamper the Board's flexibility to act promptly, decisively and with a competitive edge in attracting and retaining top level management. Under the proposal, unless the Company were to incur the significant expense of a special meeting of shareholders, such agreements could only be entered into once a year after approval at the annual meeting of shareholders.

For the reasons set forth above, the Board of Directors urges shareholders to reject this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION
OF THE FOREGOING SHAREHOLDER PROPOSAL.  PROXIES SOLICITED BY THE
BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE
SPECIFY IN THEIR PROXIES.


SHAREHOLDER PROPOSAL NUMBER (4)-- REVOKE OR CONDUCT SHAREHOLDER
VOTE ON POISON PILL (SHAREHOLDER RIGHTS PLAN)

Mr. Maurice Kizner, 102 Oxford Blvd., Great Neck, New York 11021, beneficial owner of 100 shares of Bausch & Lomb common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

RESOLVED, that the shareholders recommend that our Board of Directors, at the earliest practical date, redeem or submit to a binding shareholder vote the corporation's "poison pill" share purchase rights plan.

SUPPORTING STATEMENT

The board of directors, unilaterally and without shareholder participation or approval, adopted a share purchase rights plan, more commonly known as a "poison pill". After carefully studying this issue, I have come to the conclusion that this Plan is detrimental to shareholders and should either be dismantled or put to a binding shareholder vote on its continued use.

From my homework on this issue, I've learned that poison pills may serve to harm shareholder value and entrench current management by deterring stock acquisition offers that are not favored by the board of directors. In my view management's failure to seek the input and approval of the company's owners on an action of such critical importance indicates that management is placing its interests above those of the shareholders.

The Securities and Exchange Commission has stated: "Tender offers can benefit shareholders by offering them an opportunity to sell their shares at a premium and by guarding against management entrenchment. However, because poison pills are intended to deter non-negotiated tender offers, and because they have this potential effect without shareholder consent, poison pill plans can effectively prevent shareholders from even considering the merits of a takeover that is opposed by the board." (SEC Release No. 34-23486 [July 31, 1986].)

Beyond the effect of poison pills on specific acquisition offers, however, I am convinced that the company's adoption of the Plan significantly reduces management's accountability to shareholders. Acquisition offers aside, the poison pill may simply relieve management from the task of striving for maximum shareholder value.

Again, I strongly feel that adoption of the Plan without shareholder consent was contrary to the long-term interests of all shareholders and offensive to the concepts of management accountability and corporate democracy. I urge you to vote for this proposal which recommends that the board redeem the Plan or submit it for shareholder approval.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

As stated above, the Company and its management are firmly committed to maximizing shareholder value. In June, 1988 the Board of Directors adopted a shareholder purchase rights plan (the "Plan") to protect the Company's shareholders against abusive takeover tactics and to ensure that each shareholder would be treated fairly. Such shareholder rights plans have been adopted by over 1,600 companies including over 60% of the S&P
500. The Plan is intended to create an incentive for a potential acquiror to negotiate in good faith with the Board. The Plan is not intended to, and will not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. Instead, the Plan is intended to strengthen the ability of the Board to fulfill its fiduciary responsibilities to the Company's shareholders because it provides the Board with time to evaluate the fairness of any unsolicited offer and the credibility of a bidder and thereby enhances the Board's ability to obtain the best results for the shareholders.

The Board believes that the adoption and continuing existence of the Plan is in the best interest of the Company and its shareholders. The Board believes that redeeming the rights would remove an important tool that the Board should have in the event of an unfair or coercive offer for the Company, and that any decision to redeem the rights should be made in the context of a specific acquisition proposal.

For the reasons set forth above, the Board of Directors urges shareholders to reject this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION
OF THE FOREGOING SHAREHOLDER PROPOSAL.  PROXIES SOLICITED BY THE
BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE
SPECIFY IN THEIR PROXIES.


SHAREHOLDER PROPOSAL NUMBER (5)--MINIMUM SHARE OWNERSHIP
REQUIREMENTS

Mr. Kenneth Steiner, 14 Stoner Avenue, Suite 2-M, Great Neck, New
York 11021, beneficial owner of 300 shares of Bausch & Lomb common stock, has proposed the adoption of the following resolution and has furnished the following statement in support of his proposal:

RESOLVED: That the shareholders recommend that the Board of Directors take the necessary steps to establish minimum share ownership requirements for the company's five most highly compensated executive officers and also establish separate minimum share ownership requirements for the outside (independent) board members.

SUPPORTING STATEMENT

A perusal of last year's proxy statement indicates minimal beneficial ownership of company common stock held outright (excluding free exercisable options previously granted) by Bausch & Lomb senior executives (management) and the outside board members. Over the ensuing year (according to public records of insider transactions) there has been little, if any, open-market purchases by these individuals. Either they really know how the company is being run, are suffering from financial hardship or have some other reason for avoiding purchasing Bausch & Lomb stock. Either way this implied lack of confidence is offensive to those of us who have invested our hard-earned money in the company's stock. It is clear management and the board must now be pressured into taking a substantial ownership position.

Many publicly-traded companies have adopted share ownership requirement levels. Typically these mandate that senior executives accumulate and then hold company stock valued at anywhere from three to five times the dollar amount of their annual base compensation. Exercisable options are not included, as these incur no downside risk. This policy was wildly successful at Baxter International, The Travelers, Scott Paper and Sunbeam Corporation.

Albert J. Dunlap, current Chairman and CEO of Sunbeam (and lifetime creator of over $6.5 billion of shareholder value) has stated: "All you need to know about a company when it comes to its treatment of shareholders is the answer to this question:
Have the CEO, the senior executive team, and the board of directors made significant investments of their own money in the company? If they have, the rest of the shareholders can sleep easier, because everyone's in it together."

The performance of Bausch & Lomb common stock over the past three and five years periods has been appalling. It has significantly underperformed both its relative peer group and the S & P 500.
In spite of the dismal failure of management, they have received substantial cash bonuses, free options, perks and privileges in every year while shareholder value has diminished. Platitudes and promises will no longer be acceptable. Both management and the board must now have real incentive to reward shareholders with acceptable levels of return. Outside directors should be required to own company stock equal to five times their annual retainer. They should then put in place the equivalent (or similar) ownership guidelines, mentioned above, for senior management. It will be good for them, good for the company and most of all good for us, the long-suffering shareholders.

I urge your support.  Vote for this proposal.


BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

The Company encourages ownership of equity interests in the Company by both its executive officers and directors. The Company believes, as shown by the table labeled "Security Ownership of Certain Beneficial Ownership and Management" on page 11 of this proxy statement, that its senior executives and directors generally each have a meaningful equity interest in the Company, or in the case of newer members of senior management, are building such an equity interest.

The Company has in place guidelines for minimum stock ownership for its inside directors and senior management and historical data for the Company's officers shows that such officers have built a meaningful equity interest in the Company. In addition, as described in the "Executive Compensation Report of the Committee on Management", the Company has linked the economic interests of executive officers with those of shareholders by making compensation tied to Company performance an important element in the Company's compensation policy. The Company believes that the grant of options is a significant form of such incentive compensation because the worth of such options is tied directly to future appreciation in the price of Company stock.

The Company is currently in the process of reviewing its guidelines to ensure it is competitive with our peers. It is also evaluating implementing minimum ownership requirements for outside directors. In addition, non-employee directors of the Company already receive one-half of their annual retainer in Company stock pursuant to the Annual Retainer Stock Plan for Non-Employee Directors approved by the shareholders last year. As stated in the proxy statement for the 1996 annual meeting, this plan is intended to align the economic interests of the Company's non-employee directors more closely with those of the shareholders. The Company's historical data indicates that directors have generally continued to accumulate shares on a year-to-year basis and have rarely disposed of shares.

For the reasons set forth above, the Board of Directors urges shareholders to reject this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ADOPTION
OF THE FOREGOING SHAREHOLDER PROPOSAL.  PROXIES SOLICITED BY THE
BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS OTHERWISE
SPECIFY IN THEIR PROXIES.


1998 Shareholder Proposals

In order to be eligible for inclusion in the Company's proxy materials for next year's annual meeting of shareholders, any shareholder proposal (other than the submission of nominees for directors) must be received by the Company at its principal executive offices not later than the close of business on November 21, 1997.

Other Matters

The Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at this meeting other than those specifically referred to in this proxy statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in respect thereof in accordance with their best judgment.

The Company has purchased insurance from the Chubb Group, American International Group, Zurich Insurance and Executive Re Indemnity Inc. insuring the Company against obligations it might incur as a result of the indemnification of its directors and officers for certain liabilities they might incur, and insuring such directors and officers for additional liabilities against which they may not be indemnified by the Company. This insurance was renewed effective January 30, 1997 for a period of one year at a cost of $736,000.

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies personally or by telephone, telefax or similar transmission. The Company has retained Georgeson & Co. to aid in the solicitation of proxies for shares held of record by banks, brokers and other custodians, nominees and fiduciaries. The Company will pay Georgeson & Co. an anticipated fee of $10,000, plus expenses, for these services, and will also reimburse such record holders for their expenses in forwarding proxies and proxy soliciting material to the beneficial owners of the shares held by them.

According to rules of the Securities and Exchange Commission ("SEC"), the information presented in this proxy statement under the captions "Report of the Committee on Management" and "Comparison of Five-Year Cumulative Total Shareholder Return" shall not be deemed to be "soliciting material" or to be filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, and nothing contained in any previous filings made by the Company under the aforementioned Acts shall be interpreted as incorporating by reference the information presented under the specified captions.



March 21, 1997

BAUSCH & LOMB INCORPORATED
PROXY CARD

ANNUAL MEETING RESERVATION

Tuesday, April 29, 1997
10:30 a.m.
Bausch & Lomb
5335 Castroville Road
San Antonio, Texas  78227

IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE "ATTEND MEETING" BOX ON YOUR PROXY CARD BELOW AND FILL OUT AND RETURN THIS FORM WITH YOUR EXECUTED PROXY. AN IDENTIFICATION CARD WILL BE WAITING FOR YOU AT THE REGISTRATION DESK ON THE DAY OF THE MEETING.

NAME:
(please print)

ADDRESS:

CITY:

STATE:

ZIP:



The undersigned hereby appoints W. H. Waltrip, W. M. Carpenter and/or
S. A. Hellrung, or any one or all of them with full power of substitution, attorneys and proxies to represent the undersigned at the annual meeting of shareholders of the Company to be held on April 29, 1997, and at any adjournment thereof, with all the power which the undersigned would possess if personally present, and to vote, as specified on the reverse side, all shares of stock which the undersigned may be entitled to vote at said meeting.

/ X /  Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2; AND
"AGAINST" ITEMS 3a, 3b, 3c, 3d AND 3e.

1.  ELECTION OF DIRECTORS:

Nominees: FRANKLIN E. AGNEW, WILLIAM M. CARPENTER, RUTH R. MCMULLIN, LINDA JOHNSON RICE, DOMENICO DE SOLE, JONATHAN S. LINEN

                          /___/  FOR
                          /___/  WITHHELD

/___/ ________________________________
      For all nominees except as noted above.

2. Ratification of Price Waterhouse LLP as independent accountants for 1997.

                         /___/  FOR
                         /___/  AGAINST
                         /___/  ABSTAIN

3a.  Shareholder Proposal Number (1) (Proxy Statement p. 19)

                         /___/  FOR
                         /___/  AGAINST
                         /___/  ABSTAIN

3b.  Shareholder Proposal Number (2) (Proxy Statement p.20)

                         /___/  FOR
                         /___/  AGAINST
                         /___/  ABSTAIN

3c.  Shareholder Proposal Number (3) (Proxy Statement p.22)

                         /___/  FOR
                         /___/  AGAINST
                         /___/  ABSTAIN

3d.  Shareholder Proposal Number (4) (Proxy Statement p. 23)

                         /___/  FOR
                         /___/  AGAINST
                         /___/  ABSTAIN

3e.  Shareholder Proposal Number (5) (Proxy Statement p. 24)

                         /___/  FOR
                         /___/  AGAINST
                         /___/  ABSTAIN

The proxies are hereby authorized to vote in accordance with their judgment in connection with the transaction of such other business, if any, as may properly come before the meeting.

Mark here if you plan to attend the meeting  /___/

Mark here for address change and note below  /___/

NAME OF SHAREHOLDER SHOULD BE SIGNED EXACTLY AS IT APPEARS ON THIS PROXY.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED "FOR" ITEMS 1 AND 2, AND "AGAINST" ITEMS 3a, 3b, 3c, 3d AND 3e.

Signature:
Date:

Signature:
Date: